Exhibit 99.1

Tivity Health Appoints Stephanie Davis Michelman to Board of Directors

NASHVILLE, Tenn. (January 24, 2022) – Tivity Health, Inc. (Nasdaq: TVTY), a leading provider of health improvement solutions, announced today the appointment of Stephanie Davis Michelman as an independent director to its Board of Directors. Michelman, most recently Vice President/General Manager, of Bobbi Brown Cosmetics (Estée Lauder Companies), has over 15 years’ experience driving growth and profitability in public and private companies, working to expand several of the most well-known consumer brands.

“Stephanie brings a keen insight and a wealth of experience to support Tivity Health’s strategy and growth and we welcome her to the board,” said Anthony Sanfilippo, Chairman of the Board. “She has an impressive background in a rapidly changing, highly competitive consumer products sector, and we look forward to Stephanie’s engagement with our management and board members.”

At Bobbi Brown, Michelman led a successful, sustainable omnichannel business, and championed a digital first strategy, launching new digital platforms that optimized the consumer’s journey from online to offline.  She also led a full-funnel communication strategy to drive engagement, education, commerce, and greater personalization across all consumer touchpoints. Later this spring, Michelman will begin a new role as Global Chief Marketing Officer at a leading, global, prestige beauty brand.

“We are pleased to have someone with Stephanie’s experience, background and talent join our Board of Directors,” said Richard Ashworth, President & CEO. “We believe her experience helping brands connect with consumers and grow through digital integration, omnichannel marketing, and a more personalized customer experience, will be especially significant as we continue to expand these capabilities for our SilverSneakers members.”

Prior to joining Estée Lauder Companies, Michelman was Chief Marketing Officer at NEST New York (previously NEST Fragrances), where she oversaw brand strategy, integrated marketing, digital platforms, product portfolio planning, and business development. Her strategic vision helped grow the business 3X which led to its successful sale to Eurazeo Brands, a global private equity firm.

Michelman was also Vice President, Global and North America Marketing at AHAVA Dead Sea Laboratories, a privately held skincare company. She started her career at L’Oréal where she held marketing and sales leadership roles.

In March 2020, Essence magazine recognized Michelman as a changemaker helping to redefine the face of beauty. She is on the Board of Directors for M.M. LaFleur, a privately-held, direct-to-consumer, prestige women’s apparel company.

Michelman holds an M.B.A. from Northwestern University’s Kellogg School of Management and a Bachelor of Arts degree from the University of Virginia. She resides in New York City with her husband and two children.

In addition to Michelman, Tivity Health’s Board of Directors includes Anthony Sanfilippo, Richard Ashworth, Sara Finley, Robert Greczyn, Jr., Beth Jacob, Bradley Karro, and Erin Russell.

About Tivity Health

Tivity Health® Inc. (Nasdaq: TVTY) is a leading provider of healthy life-changing solutions, including SilverSneakers®, Prime® Fitness, WholeHealth Living® and Wisely Well™. We plan to become the modern destination for healthy living by expanding beyond fitness as a digital engagement platform company. We are continuously developing the SilverSneakers suite of digital offerings and services to provide seniors with everything they need to maintain and improve their health, including physical activity, social connection, community involvement, volunteer opportunities and mental enrichment. Our goal is to partner with payers and service providers to enable a personalized, interactive, and intuitive experience to offer the right solutions to each member. We deliver solutions that help adults feel better, work better and live better, and improve health outcomes while reducing healthcare costs. Learn more at www.tivityhealth.com.

Media Contact: Jill Meyer,

jill.meyer@tivityhealth.com